NEWS RELEASE

BROOKFIELD HOMES ANNOUNCES 2004 CLOSINGS
AND NET NEW ORDERS

Del Mar, California, January 5, 2005 — (BHS: NYSE)

Brookfield Homes Corporation closed 1,798 homes in 2004, an increase of 270 units over last year. As well, we achieved our targeted backlog at December 31, 2004 of approximately 30% of our estimated 1,875 home closings in 2005.

Our current earnings guidance for 2004 remains at $143 million or $4.53 per share, with a targeted growth in earnings per share of 15% in 2005.

Our net new orders for the three months ended December 31, 2004 totaled 255 units, a decrease of 63 units compared to the same period last year. The decline in net new orders during the quarter resulted from fewer homes available for sale within a number of our communities nearing build-out in the San Francisco Bay Area and Southland/Los Angeles, and a delay in opening new projects in Virginia. This was partially offset by San Diego/Riverside where a number of new projects came on stream.

A summary by region of the net new orders and active selling communities follows:

	Net New Orders				Active Selling Communities
	Three months ended		Twelve months ended		Three months ended
	December 31		December 31		December 31
	2004	2003	2004	2003	2004	2003

San Francisco Bay Area	31	73	348	342	5	6
Southland / Los Angeles	30	91	338	358	5	6
San Diego / Riverside	110	47	674	447	8	4
Northern Virginia	84	107	405	563	9	14

	255	318	1,765	1,710	27	30

Brookfield Homes Corporation

Brookfield Homes Corporation is a residential homebuilder and land developer, building homes and developing land in master-planned communities and infill locations. We design, construct and market single-family and multi-family homes primarily to move-up and luxury homebuyers. We also develop land for our own communities and sell lots to other homebuilders. Our portfolio includes over 25,000 lots owned and controlled in the San Francisco Bay Area; Southland / Los Angeles; San Diego / Riverside; Sacramento and Northern Virginia markets. For more information, visit the Brookfield Homes website at www.brookfieldhomes.com.

Contact Information:

Linda Northwood
Director, Investor Relations
Tel: 858-481-2567
Email: lnorthwood@brookfieldhomes.com

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Note: Certain statements in this press release that are not historical facts, including information concerning projected 2005 home closings and year-end backlog, 2004 earnings guidance and 2005 earnings per share growth and those statements preceded by, followed by, or that include the words “planned”, “projected”, “goals”, “expected”, “targeted,” “scheduled” or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the anticipated future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those set forward in the forward-looking statements include, but are not limited to: changes in general economic, real estate and other conditions; mortgage rate changes; availability of suitable undeveloped land at acceptable prices; adverse legislation or regulation; ability to obtain necessary permits and approvals for the development of our land; availability of labor or materials or increases in their costs; ability to develop and market our master-planned communities successfully; confidence levels of consumers; ability to raise capital on favorable terms; adverse weather conditions and natural disasters; relations with the residents of our communities; risks associated with increased insurance costs or unavailability of adequate coverage and ability to obtain surety bonds; competitive conditions in the homebuilding industry, including product and pricing pressures; and additional risks and uncertainties referred to in our Form 10-K and other SEC filings, many of which are beyond our control. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.